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                                                                     Exhibit 8.2

               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]


                                                                 August 23, 2001

Sensormatic Electronics Corporation
951 Yamato Road
Boca Raton, FL 33431-0700

Ladies and Gentlemen:

   You have requested our opinion pursuant to Section 1.01(e) of the Agreement and Plan of Merger (the "Agreement") entered into between Tyco Acquisition Corp. XXIV (NV), a Nevada corporation ("Acquiror") and Sensormatic Electronics Corporation, a Delaware corporation ("Company"), with a guarantee by Tyco International Ltd., a Bermuda company ("Guarantor"), as of August 3, 2001, with regard to certain U.S. federal income tax consequences of the exchange offer made by Acquiror to exchange shares of Guarantor for shares of Company Common Stock (the "Offer") and the merger of Company with and into Acquiror (the "Merger", together with the Offer the "Transaction"). All capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

   In arriving at the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement, the prospectus contained in the Registration Statement filed with the Securities and Exchange Commission by Guarantor on August 23, 2001 in connection with the Transaction (the "Registration Statement"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

   Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have also examined and relied, without independent verification of the statements contained therein, on letters from Guarantor, Acquiror and Company dated as of August 23, 2001 regarding certain tax matters, and we have assumed the accuracy of the representations and statements made in each of the foregoing. We have also assumed that all representations made "to the best knowledge of" the party making the representation are true.

   In arriving at the opinions expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the Transaction will be consummated and the parties will act in accordance with these documents. We have also assumed that the Minimum Condition will be satisfied and the Merger will be completed as soon as practicable after the consummation of the Offer.
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   The opinions expressed below are based on the Internal Revenue Code of 1986
(the "Code"), and applicable regulations, rulings and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof.

   We express no opinion herein other than as to the federal income tax laws of the United States.

   Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes:

     (a) The Offer and the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to U.S. Treasury Regulation Section 1.367(a)-3(c), other than with respect to holders of Company common stock who are or will be "five percent transferee shareholders" within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five year gain recognition agreements in the form provided in U.S. Treasury Regulation Section 1.367(a)-8; and

     (b) Each of Guarantor, Acquiror and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

   Based on those conclusions, the following U.S. federal income tax consequences will result from the Offer and the Merger, other than with respect to Company stockholders who are five percent transferee shareholders and who do not enter into gain recognition agreements as described above:

     (i) A Company stockholder will not recognize any income, gain or loss as a result of the receipt of Guarantor common shares in exchange for Company common stock pursuant to the Offer and/or Merger, except for cash received in lieu of a fractional Guarantor common share;

     (ii) The tax basis to a Company stockholder of the Guarantor common shares received in exchange for Company common stock pursuant to the Offer and/or Merger, including any fractional share interest in Guarantor common shares for which cash is received, will equal such Company stockholder's tax basis in the Company common stock surrendered in exchange therefor;

     (iii) The holding period of a Company stockholder for the Guarantor common shares received pursuant to the Offer and/or Merger will include the holding period of the Company common stock surrendered in exchange therefor;

     (iv) A Company stockholder who receives cash in lieu of a fractional share interest in Guarantor common shares pursuant to the Offer and/or Merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Company stock allocable to such fractional share; and

     (v) No income, gain or loss will be recognized by Guarantor, Acquiror or Company as a result of the transfer to Company stockholders of the Guarantor common shares provided by Guarantor to Acquiror pursuant to the Offer and the Merger.

                                     * * *

   We are furnishing this opinion to you as contemplated by the Agreement and for the purpose of its inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose and may not be made available to any other person or entity without our prior written consent. We hereby consent to the use of our name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Offer and the Merger and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as

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used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We disclaim any obligation to update this opinion letter for events, including changes of law, that occur or come to our attention after the date hereof.

                                          Very truly yours,

                                          Cleary, Gottlieb, Steen & Hamilton

                                          By: /s/ Sheldon H. Alster
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                                              Sheldon H. Alster, a Partner

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